Frederick County Bancorp, Inc. Announces Dividend

FREDERICK, Md., March 26, 2013 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank ("FCB" or the "Bank"), announced today a quarterly cash dividend on its common stock of $0.05 per share. This cash dividend is payable on May 10, 2013 to shareholders of record on April 12, 2013.

"We are pleased to announce our sixth consecutive quarterly cash dividend, reflective of FCB's successful financial performance and the Board of Directors' continued confidence in the future of the Bank," said President and CEO Martin S. Lapera. "We are also proud of both the hard work by the Bank's employees and the unwavering support of the community that have enabled FCB to continue to reward our many loyal shareholders."

Frederick County Bank has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five banking center offices, four of which are in the City of Frederick and one office located in Walkersville, Maryland.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, (240) 529-1507